UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 2, 2015 (March 27, 2015)

MONSANTO COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16167	43-1878297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 North Lindbergh Blvd. St. Louis, Missouri	63167
(Address of Principal Executive Offices)	(Zip Code)

(314) 694-1000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 27, 2015, Monsanto Company (“the Company”) entered into a $3 billion, five-year revolving credit agreement (the “Five-Year Credit Agreement”) with certain lender parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., Bank of America, N.A. and Morgan Stanley Senior Funding, Inc., as co-syndication agents, Barclays Bank plc, Goldman Sachs Bank USA, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association, as co-documentation agents, and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as co-lead arrangers and joint bookrunners. This agreement replaces the Company’s $2.5 billion four-year revolving credit agreement, dated as of April 1, 2011, as amended (the “Prior Agreement”).

Under the terms of the Five-Year Credit Agreement, the Company may obtain and utilize from time to time up to $3 billion, the amount of the aggregate commitments of the lenders, in revolving credit loans and competitive bid advances for general corporate purposes. The Company may request increases in the lending commitments under the Five-Year Credit Agreement, but the aggregate lending commitments as increased may not exceed $3.75 billion. Borrowings under the Five-Year Credit Agreement may be made in US Dollars, Euros, Pounds Sterling and Yen. Borrowings (other than competitive bid advances) bear interest at a Eurocurrency Rate or the Base Rate, as defined in the Five-Year Credit Agreement. Up to $300 million of the total credit facility under the Five-Year Credit Agreement is available for the issuance of letters of credit in US Dollars. Additionally, up to $200 million of the total credit facility is available to the Company for swing line loans in US Dollars, available on a same-day basis.

There are fees owed to the lenders, as described in the Five-Year Credit Agreement. Such fees, as well as the interest rate margin under the Five-Year Credit Agreement, are subject to adjustment based on changes in the Company’s credit ratings. The Five-Year Credit Agreement contains affirmative, negative and financial covenants customary for such financings, including, among other things, a limit on the Company’s leverage ratio of 3.5 to 1.0 and limitations on the incurrence of liens and mergers and consolidations. The Five-Year Credit Agreement also contains customary representations and warranties. Breaches of the covenants, representations or warranties may be grounds for termination and acceleration of the outstanding debt. Other events of default include the Company’s failure to pay certain debt, the acceleration of certain debt, certain insolvency, bankruptcy or ERISA events, unpaid judgments over a specified amount, or a change in control as specified in the Five-Year Credit Agreement. The covenants, representations, warranties and other events of default are substantially similar to those in the Prior Agreement.

The Five-Year Credit Agreement expires on March 27, 2020. Under circumstances specified in the Five-Year Credit Agreement, the Company may request up to two one-year extensions of such termination date. The Company has the right, subject to certain conditions set forth in the Five-Year Credit Agreement, to designate foreign subsidiaries of the Company as borrowers under the Five-Year Credit Agreement. The Company guarantees the obligations of any foreign subsidiary borrowers under the Agreement.

In addition to the Five-Year Credit Agreement, the Company maintains other commercial and investment banking relationships with the lenders and their affiliates.

A copy of the Five-Year Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The description of the Five-Year Credit Agreement above is qualified in its entirety by reference to the full text of the Five-Year Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with its entry into the Five-Year Credit Agreement described in Item 1.01 of this Form 8-K, the Company terminated the $2.5 billion Four-Year Credit Agreement dated as of April 1, 2011, as amended, among the Company, the initial lenders named therein, JPMorgan Chase Bank, N.A., Citibank, N.A., Bank of America, N.A., Barclays Bank Plc, Goldman Sachs Bank USA, The Royal Bank of Scotland Plc, The Bank of Tokyo-Mitsubishi UFJ., Ltd. and Morgan Stanley Senior Funding, Inc.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 9.01. Financial Statements and Exhibits. The following exhibits are filed as part of this report:

Exhibit 10.1	Five-Year Credit Agreement dated March 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSANTO COMPANY (Registrant)

Date: April 2, 2015	/s/ Christopher A. Martin
	Name:	Christopher A. Martin
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Five-Year Credit Agreement dated March 27, 2015